FOURTEENTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT

                    FOURTEENTH AMENDMENT AND LIMITED WAIVER, dated as of October 31, 2006, to the Credit Agreement referred to below (this “Amendment”) among BUTLER INTERNATIONAL, INC., a Maryland corporation (“Holdings”), BUTLER SERVICE GROUP, INC., a New Jersey corporation, as Borrower (the “Borrower”); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself, as Lender, and as Agent for Lenders (“Agent”) and the other Lenders signatory hereto from time to time.

W I T N E S S E T H:

                    WHEREAS, Borrower, the other Credit Parties signatory thereto, Agent, and Lenders signatory thereto are parties to that certain Second Amended and Restated Credit Agreement, dated as of September 28, 2001 (including all annexes, exhibits and schedules thereto, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

                    WHEREAS, Agent and Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

                    NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                    1.          Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Annex A of the Credit Agreement.

                    2.          Limited Consent. (i) Borrower has informed Agent that Borrower intends to issue up to 100,000 shares of series A preferred Stock (the “Preferred Stock”) and warrants exercisable to purchase an aggregate of up to 6,000,000 shares of common Stock (the “Warrants”) for an aggregate cash consideration of up to $15,000,000 (the “Preferred Stock Offering”) and it intends to amend its charter documents in order to provide for and permit such issuance (together with the Preferred Stock Offering, the “Proposed Transaction”). Borrower has requested that notwithstanding the restrictions of Sections 6.5(b), 6.5(c) and 6,8 of the Credit Agreement, Agent and Requisite Lenders consent to the Proposed Transaction.

                    (ii)          Additionally, Borrower has informed Agent that Butler of New Jersey Realty Corp. intends to sell the Montvale Property on or prior to February 28, 2007 (the “Montvale Property sale”). Borrower has requested that notwithstanding the restrictions of Section 1.3(b)(ii) of the Credit Agreement, Agent and Requisite Lenders consent to the Montvale Property Sale.

                    (iii)          Notwithstanding the provisions of Sections 6.5(b), 6.5(c), and 6.8 of the Credit Agreement, which would otherwise prohibit the Proposed Transaction absent the prior written consent of Agent and Requisite Lenders, as of the Amendment Effective Date (as defined below) Agent and Requisite Lenders hereby consent to the Proposed Transaction; provided, that notwithstanding Section 1.3(c) of the Credit Agreement, Borrower shall apply the proceeds of the Preferred Stock Offering to prepay the Term Loan in the following manner: (a) Borrower shall apply $8,000,000 of the net proceeds of the Preferred Stock Offering to prepay the Term Loan on or prior to November 30, 2006 (the “Initial Term Loan Repayment”) and (b) any additional proceeds of the Preferred Stock Offering in excess of $10,000,000 in the aggregate (inclusive of the Initial Term Loan Repayment) shall be applied by Borrower to prepay the Term Loan and; provided, further, that the terms and conditions of the Proposed Transaction, including the Preferred Stock, the Warrants and the amendment(s) to Borrower’s charter documents are satisfactory to Agent in its sole discretion.

                    (iv)          Notwithstanding the provisions of Section 1.3(b)(ii) of the Credit Agreement, which would otherwise prohibit the Montvale Property Sale absent the prior written consent of Agent and Requisite Lenders, as of the Amendment Effective Date, Agent and Requisite Lenders hereby consent to the Montvale Property Sale; provided, that upon the occurrence of the Montvale Property Sale, Borrower shall apply all of the net proceeds thereof to prepay the Term Loan; provided, further, that the terms and conditions of the Montvale Property Sale and all documentation executed and/or delivered in connection therewith are satisfactory to Agent in its sole discretion.

                    3.           Waiver of Default Rate. Borrower and the other Credit Parties acknowledge and agree that Agent provided notice to Borrower that, commencing on April 1, 2006, the Obligations bore interest at the Default Rate in accordance with Section 1.5(d) of the Credit Agreement. In consideration for Agent and Lenders entering into this Amendment, immediately upon the occurrence of the Initial Term Loan Repayment, Agent and Lenders agree that the Obligations shall bear interest at the rates set forth in Section 1.5 of the Credit Agreement without reference to the Default Rate; provided, that Agent’s and Lenders’ agreement to so waive the Default Rate is without prejudice as to the applicability of such Default Rate at any future time with respect to any additional Defaults or Events of Default as more fully set forth in Section 1.5(d) of the Credit Agreement.

                    4.          Limited Waiver of 2005 Year End Financial Information Deliverables. Agent and Lenders hereby waive, as of the Amendment Effective Date, all Defaults and Events of Default arising solely from Borrower’s failure to comply with its covenants to deliver to Agent and Lenders (i) within 90 days after the end of the Fiscal Year ended December 31, 2005, the annual Financial Statements, certifications, statements, reports, letters and all other documentation required to be delivered pursuant to Section 4.1(a) and clause (d) of Annex E of the Credit Agreement in respect of the Fiscal Year ended December 31, 2005 (the “2005 Year End Financial Information”), (ii) within 45 days after the end of each Fiscal Quarter ended March 31, 2006, June 30, 2006 and September 30, 2006, the quarterly financial information, certifications, management discussion and analysis and all other documentation required to be delivered pursuant to Section 4.1(a) and clause (b) of Annex E of the Credit Agreement in respect of the Fiscal Quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (collectively, the “2006 Fiscal Quarter Financial Information”), and (iii) promptly upon becoming available, any and all quarterly reports on Form 10-Q filed by any Credit Party with the Securities and Exchange Commission during the period commencing on January 1, 2003 and ending December 31, 2006 and all other documentation required to be delivered pursuant to Section 4.1(a) and clause (g) of Annex E of the Credit Agreement (the “Form 10-Qs”); provided, that Borrower shall be required to deliver to Agent the 2005 Year End Financial Information, the 2006 Fiscal Quarter Financial Information and the Form 10-Qs on or prior to January 30, 2007 in accordance with Section 8 of this Amendment; provided, further, that in accordance with Section l.5(a) of the Credit Agreement, until the first day of the first calendar month following the delivery of the 2005 Year End Financial Information and the 2006 Fiscal Quarter Financial Information to Agent demonstrating that such level shall no longer be required, the level of the Applicable Margins shall be the highest level set forth in the grid appearing in Section 1.5(a) of the Credit Agreement.

                    5.          Amendments to Article 5 of the Credit Agreement.

                                 (i)          Section 5.15 of the Credit Agreement is hereby amended and restated as of the Amendment Effective Date as follows:

          “5.15 Issuance of Holdings’ Common Stock. Holdings agrees to issue to GE Capital, in the name of CFE, (a) twenty-five thousand shares (25,000) of common Stock on September 30, 2005, (b) thirty-five thousand shares (35,000) of common Stock on December 30, 2005, (c) forty thousand shares (40,000) of common Stock on February 28, 2006, (d) ten thousand shares (10,000) of common Stock on March 31, 2006 and on each month-end date ending thereafter until October 31, 2006 and (e) twenty-five thousand shares (25,000) of common Stock on November 30, 2006 and on each month-end date ending thereafter until the Commitment Termination Date.”

                                 (ii)          Article 5 of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding to the end thereof the following two new sections to read as follows:

          “5.16 Credit Commitment. Borrower shall have obtained and delivered to Agent or to Agent and Lenders, on or prior to January 15, 2007, a copy of a fully executed commitment letter for a $60,000,000 revolving credit facility, in form and substance satisfactory to Agent, which revolving credit facility shall be utilized to repay in full in cash all of the Obligations.

          5.17 Montvale Property. On or prior to November 30, 2006, Borrower shall have obtained and delivered to Agent a copy of a fully executed letter of intent, reasonably satisfactory in form and substance to Agent, relating to the sale of the Montvale Property. On or prior to February 28, 2007, Borrower shall have sold the Montvale Property and all proceeds thereof shall be applied in accordance with Section 2(iv) of the Fourteenth Amendment to this Agreement.”

                    6.          Change of Corporate Chief Executive Office. In accordance with Section 6.15 of the Credit Agreement, Borrower (i) hereby notifies Agent that effective Nov 1, 2006 it will change its chief executive office from 101 Summit Avenue, Montvale, NJ 07645 to 200 Las Olas Boulevard, Suite 1730, Ft. Lauderdale, FL 33301 and (ii) agrees to take any reasonable action requested by Agent in connection with the change of Borrower’s chief executive office, including Agent’s request to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral.

                    7.           Amendment to Annex A (Definitions) of the Credit Agreement. Annex A (Definitions) of the Credit Agreement is hereby amended as of the Amendment Effective Date by deleting the language “October 31, 2006” in clause (a) of the definition of “Commitment Termination Date” and substituting in lieu thereof the language “April 30, 2007.”

                    8.          Amendment to Annex E (Financial Statements and Projections - Reporting) of the Credit Agreement. Annex E (Financial Statements and Projections - Reporting) of the Credit Agreement is hereby amended as of the Amendment Effective Date by adding to the end thereof the following new subsection (q):

                        “(q)      Restated 2004 Audited Financial Statements; 2005 Audited Financial Statements; and 10-Q Filings. To Agent, on or prior to January 30, 2007, (i) restated audited Financial Statements for Borrower and its Subsidiaries for Fiscal Year ended December 31, 2004 (the “Restated Financial Statements”), which Restated Financial Statements shall be prepared in accordance with GAAP and certified without qualification by an independent certified public accounting firm of national standing or otherwise acceptable to Agent, (ii) the 2005 Year End Financial Information for Borrower and its Subsidiaries on a consolidated basis for Fiscal Year ended December 31, 2005, which 2005 Year End Financial Information shall be prepared in accordance in all respects with subsection (d) hereof, (iii) the 2006 Fiscal Quarter Financial Information for Borrower and its Subsidiaries, which 2006 Fiscal Quarter Financial Information, shall be prepared in accordance in all respects with subsection (b) hereof and (iv) any and all quarterly reports on Form 10-Q filed by any Credit Party with the Securities and Exchange Commission during the period commencing on January 1, 2003 and ending on December 31, 2006.”

                    9.          Amendments to Annex G (Financial Covenants) of the Credit Agreement. Annex G (Financial Covenants) of the Credit Agreement is hereby amended as of the Amendment Effective Date by:

                                 (i)           amending and restating subsection (d) thereof as follows:

                                        “(d)       Minimum Interest Coverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have at the end of each period set forth below, an Interest Coverage Ratio of not less than the following:

1.00 for the Fiscal Quarter ending December 31, 2004;
1.50 for the Fiscal Quarter ending March 31, 2005;
2.50 for the Fiscal Quarter ending June 30, 2005;
3.00 for the Fiscal Quarter ending September 30, 2005;
3.20 for the Fiscal Quarter ending December 31, 2005, March 31, 2006, June 30, 2006 and         September 30, 2006; and

1.5 for the Fiscal Quarter ending December 31, 2006 and each Fiscal Quarter ending thereafter.”

                               (ii)        amending and restating subsection (e) thereof as follows:

“(e) Maximum Leverage Ratio. Borrower and its Subsidiaries on a consolidated basis shall have at the end of each period set forth below, a Leverage Ratio of not more than the following:

5.30 for the Fiscal Quarter ending September 30, 2005;
4.10 for the Fiscal Quarter ending December 31, 2005, March 31, 2006, June 30,
              2006 and September 30, 2006; and
5.0 for the Fiscal Quarter ending December 31, 2006 and each Fiscal Quarter ending thereafter.”

                    10.          Amendment to Disclosure Schedule 3.8 of the Credit Agreement. The Credit Agreement is hereby further amended by deleting Disclosure Schedule 3.8 to the Credit Agreement in its entirety and substituting in lieu thereof Disclosure Schedule 3.8 annexed hereto.

                    11.          Representations and Warranties. To induce Agent and Lenders to enter into this Amendment, each of Holdings and Borrower makes the following representations and warranties to Agent and Lenders:

                               (i)         The execution, delivery and performance of this Amendment and the performance of the Credit Agreement, as amended by this Amendment (the “Amended Credit Agreement”) by Borrower and the other Credit Parties: (a) is within such Person’s organizational power; (b) has been duly authorized by all necessary or proper corporate and shareholder action; (c) does not contravene any provision of such Person’s charter or bylaws or equivalent organizational documents; (d) does not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) does not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) does not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent pursuant to the Loan Documents; and (g) does not require the consent or approval of any Governmental Authority or any other Person.

                               (ii)         This Amendment has been duly executed and delivered by or on behalf of each of Holdings, Borrower and the other Credit Parties.

                               (iii)        Each of this Amendment and the Amended Credit Agreement constitutes a legal, valid and binding obligation of Borrower and each of the other Credit Parties party thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                               (iv)          No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

                               (v)          No action, claim, lawsuit, demand, Investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any Governmental Authority, or before any arbitrator or panel of arbitrators, (a) which challenges Borrower’s or, to the extent applicable, any other Credit Party’s right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (b) which if determined adversely, is reasonably likely to have or result in a Material Adverse Effect. To the knowledge of Holdings or Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

                               (vi)          The representations and warranties of Borrower and the other Credit Parties contained in the Credit Agreement and each other Loan Document shall be true and correct on and as of the Amendment Effective Date and the date hereof with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

                    12.          No Other Amendments/Waivers. Except as expressly amended herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms. In addition, this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

                    13.          Outstanding Indebtedness; Waiver of Claims. Each of Borrower and the other Credit Parties hereby acknowledges and agrees that as of October 29, 2006, the aggregate outstanding principal amount of (i) the Revolving Loan is $43,062,591.88, (ii) the Term Loan A is $3,000,000 and (iii) the Term Loan B is $18,000,000, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind. Borrower and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, “Claims”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the date hereof, provided, that neither Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to the Agent’s or any Lender’s gross negligence or willful misconduct.

                    14.          Expenses. Borrower and the other Credit Parties hereby reconfirm their respective obligations pursuant to Sections l.9 and 11.3 of the Credit Agreement to pay and reimburse Agent, for itself and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

                    15.          Effectiveness. This Amendment shall be deemed effective as of the date hereof (the “Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions:

                                  (i)         Amendment. Agent shall have received five (5) original copies of this Amendment duly executed and delivered by Agent, the Requisite Lenders, Borrower and the other Credit Parties.

                                  (ii)         Payment of Fees and Expenses. Borrower shall have paid to Agent (i) a non-refundable cash amendment fee in the aggregate principal amount of $300,000 for the pro rata account of the Lenders and (ii) all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, reasonable legal fees and expenses).

                                   (iii)         Representations and Warranties. The representations and warranties of or on behalf of the Borrowers and the Credit Parties in this Amendment shall be true and correct on and as of the Amendment Effective Date and the date hereof, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

                    16.          GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED
BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW
YORK.

                    17.          Counterparts. This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

                    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUTLER SERVICE GROUP, INC., as Borrower

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender

By:

Name:	STEVEN SANICOLA
Title:	Duly Authorized Signatory

                    The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrower.

BUTLER NEW JERSEY REALTY CORP.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

BUTLER INTERNATIONAL, INC.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

BUTLER SERVICES INTERNATIONAL, INC.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

BUTLER TELECOM, INC.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

BUTLER SERVICES, INC.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller

BUTLER UTILITY SERVICE, INC.

By:

Name:	MARK KOSCINSKI
Title:	VP Controller